EXHIBIT 99.1

GenMark Diagnostics Reports

First Quarter 2011 Results

Revenues Grow 91% and Placements Increase by 20 to 102

CARLSBAD, Calif., May 9, 2011 (BUSINESS WIRE) — GenMark Diagnostics, Inc. (Nasdaq:GNMK) today reported financial results for the first quarter ended March 31, 2011.

Revenues and net loss for the three months ended March 31, 2011 were $764,000 and $0.56 per share compared with $399,000 and $0.68 per share during the first quarter of 2010. The 91% increase in revenue reflects an increase in the number of systems in the field, growth in the Company’s test menu and increased volumes of tests sold. Reagent revenues grew 114% year over year to $621,000, while instrument and other revenues grew 31%. The Company placed 20 analyzers during the quarter.

Gross margin was a loss of $879,000, reflecting the manufacturing overhead spend due to duplicative manufacturing facilities. During the quarter the Company ceased manufacturing in its Pasadena, CA facility and is consolidating manufacturing in its Carlsbad, CA facility. The Company expects that the transition will be completed during the second quarter of 2011.

Operating expenses increased $1.1 million to $5.8 million during the first quarter of 2011, driven primarily by research and development spending as well as additional quality and regulatory costs associated with certifying the Carlsbad, CA manufacturing facility. Other operating expenses were approximately unchanged from the same quarter in 2010.

The Company ended the first quarter with $17.1 million in cash compared with $18.3 million at year-end, having used $3.1 million in cash flow from operations during the first quarter of 2011 compared with $5.0 million in the first quarter of 2010. The Company collected a $1.6 million Therapeutic Tax Credit in the period, which had been recorded in other assets at year end. Depreciation and amortization was $289,000 and capital expenditures were $346,000. The Company drew $2 million on its loan facility.

“The first quarter of 2011 marks a milestone in the evolution of GenMark,” commented Christopher Gleeson, GenMark’s Chairman and CEO. “With the addition of CEO, Hany Massarany and CFO, Paul Ross, we now have a complete and highly capable management team in place. In addition, our manufacturing is now consolidated into one facility, and customer interest in our products is growing at an accelerated pace. As such, our operational focus is on execution, as we manage the high level of growth we expect to experience in the near and long term,” Gleeson further stated,

INVESTOR CONFERENCE CALL

GenMark will hold a conference call to discuss first quarter 2011 results and the outlook for the current year at 4:00PM EST today. The conference call and webcast can be accessed live through the company’s website under the Investor Relations section. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number “64581484” approximately five minutes prior to the start time.

ABOUT GENMARK

GenMark, a provider of automated, multiplex molecular diagnostic testing systems, detects and measures DNA and RNA targets to diagnose disease and to optimize the treatment of patients and is focused on developing and commercializing its eSensor detection technology. GenMark’s XT-8 System is designed to support a broad range of molecular diagnostic tests with a compact and easy-to-use workstation and self-contained, disposable test cartridges. GenMark has developed five diagnostic tests for use with the XT-8 System, including its Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test and Thrombophilia Risk Test which have received clearance from the Food and Drug Administration.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding continued growth in sales of our diagnostic tests, the expansion of our diagnostic test menu, and the continued development of our technology, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

SOURCE: GenMark Diagnostics, Inc.

GenMark Diagnostics, Inc.

Paul Ross

Chief Financial Officer

760-448-4318

GENMARK DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2011	As of December 31, 2010
Current assets
Cash and cash equivalents	$17,054,095	$18,329,079
Accounts receivable, net	762,272	677,648
Inventories, net	871,033	896,809
Other current assets	382,194	2,193,160

Total current assets	19,069,594	22,096,696
Property and equipment, net	2,762,362	2,702,478
Intangible assets, net	68,042	70,980
Other long-term assets	55,355	55,355

Total assets	$21,955,353	$24,925,509

Current liabilities
Accounts payable	$1,651,985	$823,242
Accrued compensation	1,019,545	1,171,989
Other current liabilities	1,761,011	1,249,928

Total current liabilities	4,432,541	3,245,159

Long-term liabilities
Loan Payable	2,000,000	—
Other non-current liabilities	622,644	612,932

Total liabilities	$7,055,185	$3,858,091

Stockholders’ equity
Common stock, $.0001 par value; 100,000,000 authorized; 11,738,233 and 11,723,512 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	1,172	1,172
Preferred stock, $0.0001 par value; 5,000,000 authorized, none issued	—	—
Additional paid-in capital	166,483,672	166,009,084
Accumulated deficit	(151,134,719)	(144,492,881)
Accumulated other comprehensive loss	(449,957)	(449,957)

Total stockholders’ equity	14,900,168	21,067,418

Total liabilities and stockholders’ equity	$21,955,353	$24,925,509

GENMARK DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2011	2010
Product Revenue	$692,739	$384,249
License and other revenue	71,664	15,015

Total revenue	764,403	399,264
Cost of sales	1,643,456	567,396

Gross loss	(879,053)	(168,132)

Operating expenses
Sales and marketing	1,130,389	1,058,285
General and administrative	2,111,336	2,167,264
Research and development	2,528,252	1,453,759

Total operating expenses	5,769,977	4,679,308

Loss from operations	(6,649,030)	(4,847,440)

Other income
Foreign exchange gain (loss)	11,899	(1,110)
Interest income	6,258	4,654

Total other income	18,157	3,544

Loss before income taxes	(6,630,873)	(4,843,896)
Provision for income taxes	(10,968)	(5,049)

Net loss	$(6,641,841)	$(4,848,945)

Net loss per share, basic and diluted	$(0.56)	$(0.68)
Weighted average number of shares outstanding	11,771,014	7,113,922
Condensed consolidated statements of comprehensive loss three and three months ended March 31, 2011 and 2010
Net loss	$(6,641,841)	$(4,848,945)
Foreign currency translation adjustment	—	(34,647)

Comprehensive loss	$(6,641,841)	$(4,883,592)

GENMARK DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(6,641,841)	$(4,848,945)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	288,771	318,369
Change in allowance for doubtful accounts, net of write-offs	(47,785)	—
Change in allowance for excess and obsolete inventory	(546)	—
Share-based compensation	474,588	347,530
Changes in operating assets and liabilities:
Trade accounts receivable	(36,839)	(71,316)
Inventories	26,322	(65,138)
Other current assets	1,810,966	(469,561)
Accounts payable	667,559	(316,564)
Accrued compensation	(152,444)	279,184
Accrued and other liabilities	520,798	(155,724)

Net cash used in operating activities	(3,090,451)	(4,982,165)

Investing activities:
Purchases of property and equipment	(184,533)	(137,440)

Net cash used in investing activities	(184,533)	(137,440)

Financing activities:
Proceeds from issuance of ordinary shares and common stock
Proceeds of loan payable	2,000,000	—
Proceeds from stock option exercises	—	4,734

Net cash provided by financing activities	2,000,000	4,734

Effect of foreign exchange rate changes	—	(46,935)

Net decrease in cash and cash equivalents	(1,274,984)	(5,114,871)
Cash and cash equivalents at beginning of period	18,329,079	16,482,818

Cash and cash equivalents at end of period	$17,054,095	$11,321,012

Noncash investing and financing activities:
Reclassification of deposits on systems in other current assets	—	$285,284
IPO costs incurred but not paid	—	1,537,192
Property and equipment costs incurred but not paid	$161,184	—